Exhibit 4.13

EQUITY INTEREST PLEDGE AGREEMENT

This Equity Interest Pledge Agreement (this “Agreement”) is entered into in Shanghai as of May 13, 2015 by and among the following parties:

(1)	Pledgee:

Shanghai Zhongming Supply China Management Co., Ltd. (the “Zhongming”), a wholly foreign-owned enterprise registered in Shanghai, the People’s Republic of China (“China” or “PRC”), under the laws of China;

(2)	Pledgor:

Shanghai Zhongmin Investment and Developmen Co., Ltd. (“Zhongmin”), a domestic company registered in Shanghai, China,under the laws of China; shareholder of Shanghai Zhongmin Supply Chain Management Co., Ltd. (“Zhongmin”), holds 100% equity interests in Zhongmin;

The pledgors listed above (“Shareholder” )

(3)	Zhongmin, a limited liability company registered in Shanghai, China, under the laws of China.

(Each of Zhongming, Zhongmin, each of the Shareholder, a “Party”, and collectively the “Parties”).

RECITALS

(A)	WHEREAS, the Shareholder hold 100% equity interests in Zhongmin;

(B)	WHEREAS, Zhongming and Zhongmin entered into a Master Exclusive Service agreement dated May 13, 2015 (the “Service Agreement”) ;

(C)	WHEREAS, Zhongming, Zhongmin and the Shareholder entered into a business cooperation agreement dated May 13, 2015 (the “Business Cooperation Agreement”);

(D)	WHEREAS, Zhongming, Zhongmin and the Shareholder entered into an Exclusive Option Agreement dated May 13,2015 (the “Exclusive Option Agreement”);

(E)	WHEREAS, Zhongming, Zhongmin and the Shareholder entered into a Proxy Agreement and Power of Attorney dated May 13, 2015 (the “Proxy Agreement and Power of Attorney”, together with the Service Agreement and the Business Cooperation Agreement and the Exclusive Option Agreement and the agreements to be executed among the Shareholder, Zhongmin and Zhongming from time to time, the “Principal Agreements”);

(F)	WHEREAS, Zhongming requests the Shareholder to pledge 100% equity interests of Zhongmin they own to Zhongming unconditionally and irrevocably, as security for the performance of the obligations by the Shareholder and Zhongmin under the Principal Agreements, and the Shareholder agree to provide such security.

(G)	NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

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AGREEMENT

1.	Principal Agreements

All Parties hereto acknowledge and confirm that the Principal Agreements for which the security of pledge is provided hereunder include the Service Agreement, the Business Cooperation Agreement, the Exclusive Option Agreement, the Proxy Agreement and Power of Attorney and the agreements to be executed among the Shareholder, Zhongmin and Zhongming from time to time.

2.	The Pledge

Each Shareholder agrees to pledge all of the equity interests of Zhongmin that it owns, including any interest or dividend paid for such equity interests (the "Pledged Equity Interests") to Zhongming unconditionally and irrevocably, as a security for the performance of any and all obligations by the Shareholder and Zhongmin under the Principal Agreements (the “Pledge”). Parties agree to use RMB [1,000,000,000] (the “Initial Registration Amount”) as the estimated value of the obligations by the Shareholder and Zhongmin under the Principal Agreements for initial registration purpose. During the term of the Principal Agreements or this Agreement, Zhongming has the rights to request all of the Shareholder to amend the Initial Registration Amount for any reasons, and all Shareholder shall promptly make such adjustments as requested, and complete the registration of alteration of equity interest pledge,.

3.	The Scope of Pledge

The Pledge under this Agreement shall cover all indebtedness, obligations and liabilities of the Shareholder and Zhongmin under the Principal Agreements, any fees for exercising the creditor's rights and the Pledge, all the direct, indirect and derivative losses and losses of anticipated profits, suffered by Zhongming, incurred as a result of any Event of Default (as defined in Section 8.1) (the amount of such loss shall be calculated in accordance with the reasonable business plan and profit forecast of Zhongming and the consulting and service fees payable to Zhongming under the Service Agreement, among other factors) and any other related expenses (the “Secured Indebtedness”).

For the avoidance of doubt, the amount of the Shareholder’s capital contribution or the Initial Registration Amount is in no event related to the scope of the Pledge; the scope of the Pledge or the Secured Indebtedness shall not in any way be limited by the amount of the Shareholder’s capital contribution or the Initial Registration Amount; no Shareholder should through any means, use any reasons or pursue any procedure to claim that scope of the Pledge or the Secured Indebtedness shall in any way be limited by the amount of the Shareholder’s capital contribution or the Initial Registration Amount.

4.	The Term of Pledge

4.1	The Pledge shall be continuously valid for 50 years after this Agreement take effective. Unless (i) the Parties all agree to terminate this Agreement; (ii) all the Principal Agreements have expired or been terminated, or (iii) all the obligations of the Shareholder and Zhongmin under the Principal Agreements have been fulfilled to the satisfaction of the Zhongming, the Pledge shall be valid. For purpose of equity interest pledge registration, the term of initial pledge registration shall be 50 years. After the expiration of the term of initial pledge registration, the Zhongming may at its sole discretion require the Shareholder to extend the term of the equity interest pledge registration.

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4.2	During the term of the Pledge, in the event that either the Shareholder or Zhongmin fail to perform any of their respective obligations under the Principal Agreements, the Zhongming shall have the right to dispose of the Pledged Equity Interests entirely or partially in accordance with the provisions of this Agreement, and shall be paid in priority with the proceeds recovered from the disposal of the Pledged Equity Interests.

4.3	The dividends generated by the Pledged Equity Interests during the term of the Pledge shall be deposited into the account designated by the Zhongming and shall be used to pay the Secured Indebtedness prior and in preference to any other payment.

5.	Registration

5.1	Zhongmin shall (1) on the date of execution of this Agreement, record the Pledge in the Shareholder’s register of Zhongmin and provide the Shareholder’s register to Zhongming, and (2) submit an application to the relevant administration for industry and commerce (the “AIC”) for the registration of the Pledge as soon as practicable following the execution of this Agreement (no later than 10 business days after the execution of this Agreement). The Shareholder and Zhongmin shall submit all necessary documents and complete all necessary procedures, as required by PRC laws and regulations and the AIC, to ensure that the Pledge shall be duly established and fully enforceable.

5.2	Without limitation to any provision of this Agreement, during the term of the Pledge, the original Shareholder’s register of Zhongmin and the original copy of the certificate of the registration of the pledge issued by the AIC (if any) shall be in the custody of Zhongming or its designated person.

5.3	With the prior consent of Zhongming, the Shareholder may increase their capital contribution to Zhongmin, provided that any capital contribution by the Shareholder to Zhongmin shall be subject to this Agreement. Zhongmin shall immediately amend the Shareholder’s register and register the change to the Pledge with the AIC pursuant to the provisions in this Section 5 within five working days. The updated original Shareholder’s register of Zhongmin and the updated original copy of the certificate of the registration of the pledge issued by the AIC (if any) shall be in the custody of Zhongming or its designated person.

6.	The Shareholder’s Representations and Warranties

Each Shareholder hereby represents and warrants to Zhongming that:

6.1	The Shareholder is the legal owner of the Pledged Equity Interests.

6.2	Except for the Pledge, the Shareholder has not placed any security interest or other encumbrance on the Pledged Equity Interests.

6.3	Except for the registration of the Equity Interests Pledge filed with AIC, the Shareholder and Zhongmin have obtained any and all approvals and consents from applicable government authorities and third parties (if required) for the execution, delivery and performance of this Agreement.

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6.4	The execution, delivery and performance of this Agreement will not: i) violate any relevant PRC laws; ii) conflict with Zhongmin’s articles of association or other constitutional documents; iii) result in any breach of or constitute any default under any contract or instrument to which it is a party or by which it is otherwise bound; iv) result in any violation of any condition for the grant and/or maintenance of any permit or approval granted to any Party; or v) cause any permit or approval granted to any Party to be suspended, cancelled or attached with additional conditions.

6.5	All the documents, materials, reports and certificates provided by the Shareholder to the Zhongming are true, accurate, integrated and effective.

6.6	There is no pending or potential litigation, arbitration or other legal or administrative proceeding that may have a material or adverse impact on the performance of the obligations under this Agreement in connection with the Shareholder or the Pledged Equity Interests.

7.	The Shareholder’s Covenants and Further Assurance

7.1	The Shareholder hereby jointly and severally covenant to Zhongming, that during the term of this Agreement, the Shareholder shall:

7.1.1	without Zhongming's prior written consent, not transfer the Pledged Equity Interests, establish or permit the existence of any security interest or other encumbrance on the Pledged Equity Interests, or dispose of the Pledged Equity Interests by any other means, except the Equity Interests transfer performed pursuant to the Exclusive Option Agreement;

7.1.2	comply with the provisions of all laws and regulations applicable to the Pledge, and within five (5) working days of receipt of any notice, order or recommendation issued or prepared by relevant competent authorities regarding the Pledge, shall present the aforementioned notice, order or recommendation to Zhongming, and shall comply with the aforementioned notice, order or recommendation or submit claims and appeals with respect to the aforementioned matters upon Zhongming’s reasonable request or upon consent of Zhongming;

7.1.3	promptly notify Zhongming of any event or notice received by the Shareholder that may have an impact on Zhongming’s rights to the Pledged Equity Interests or any portion thereof or other obligations of the Shareholder arising out of this Agreement.

7.1.4	if any Pledged Equity Interests transfer is triggered as the result of the Zhongming’s exercise of its Pledge under this Agreement, the Shareholder shall take all necessary measures to complete such transfer;

7.1.5	take all necessary measures and executed all necessary documents to ensure that, upon the shareholder’s death, incapacity or other circumstance that may affect the shareholder’s holding of the equity interests of Zhongmin, any successor of the shareholder shall be deemed as a party to this Agreement, and shall assume and undertake all rights and obligations under the terms of this Agreement.

7.2	The Shareholder guarantee that, they have taken all necessary measures to ensure that the rights acquired by Zhongming in accordance with this Agreement with respect to the Pledged Equity Interests shall not be interrupted or harmed by Zhongmin, the Shareholder or any heirs or representatives of the Shareholder or any other persons (collectively, the “Relevant Persons”) through any legal proceedings.

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7.2.1	Without the prior written consent of Zhongming, the shareholder(s) shall not in any manner supplement, change or amend the articles of association and bylaws of Zhongmin, increase or decrease its registered capital, or change the structure of its registered capital in other manners;

7.2.2	Without prior written consent of Zhongming, the Relevant Persons shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner their equity interests of the Zhongmin;

7.2.3	Without the prior written consent of Zhongming, the Relevant Persons shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Zhongmin or legal or beneficial interest in the business or revenues of Zhongmin, or allow the encumbrance thereon of any security interest;

7.2.4	Without the prior written consent of Zhongming, the Relevant Persons shall ensure that Zhongmin shall not in any manner distribute dividends to its shareholder(s), make asset distributions or reduce its capital or initiate liquidation procedures or make any other distributions. Any distributions, including without limitation, the distributed assets or the residual assets in liquidation shall be deemed as part of the Pledge.

7.3	To protect or perfect the security interest granted by this Agreement for obligations under the Principal Agreements, the Shareholder hereby undertake to execute in good faith and to cause other parties who have interests in the Pledge to execute all certificates, agreements, deeds and/or covenants required by Zhongming. The Shareholder also undertake to perform and to cause other parties who have interests in the Pledge to perform actions required by Zhongming, to facilitate the exercise by Zhongming of its rights and authority granted thereto by this Agreement, and to execute all relevant documents regarding ownership of the Pledged Equity Interests with Zhongming or its designee(s). The Shareholder undertake to provide Zhongming within a reasonable time with all notices, orders and decisions regarding the Pledge that are required by Zhongming.

7.4	The Shareholder hereby undertake to comply with and perform all guarantees, promises, agreements, representations and conditions under this Agreement. In the event of failure to perform all or part of such guarantees, promises, agreements, representations and conditions, the Shareholder shall indemnify Zhongming for all losses resulting therefrom.

8.	Zhongmin’ Covenants and Assurance

8.1	Zhongmin hereby covenants to Zhongming, that during the term of this Agreement, Zhongmin shall:

8.1.1	Without Zhongming's prior written consent, not transfer the assets of Zhongmin or the rights and interests in its subsidiaries, establish or permit the existence of any security interest or other encumbrance on the Assets of Zhongmin or its subsidiaries;

8.1.2	if there is any litigation, arbitration or other request that may cause a negative impact on the interests of Zhongmin, the Shareholder or Zhongming under the Principal Agreements and this Agreements, Zhongmin guarantees that it shall promptly notify Zhongming, and in accordance with the reasonable request of Zhongming, take all necessary measures to secure Zhongming’s exercise of the Pledge right;

8.1.3	not engage in or permit any behavior or activity that may have a negative impact on the interest or equity interests of Zhongming under the Principal Agreements and this Agreements;

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8.1.4	within one month of each calendar quarter, provide Zhongming its financial statements of prior calendar quarter, including but not limited to balance sheet, income statements and cash flow statement;

8.1.5	in accordance with the reasonable requests of Zhongming, take all necessary measures and execute all necessary documents to ensure Zhongming’s exercise of the Pledge;

8.1.6	if any Pledged Equity Interests transfer is triggered as the result of Zhongming’s exercise of its Pledge under this Agreement, Zhongmin shall take all necessary measures to complete such transfer.

9.	Exercise of Pledge

9.1	Each of the following shall constitute an event of default (“Event of Default”) hereunder (and an Event of Default is “continuing” if it has not been remedied or waived):

(i)	any statement, warranty or representation made by the Shareholder or Zhongmin under this Agreement or any of the Principal Agreements are not true, complete or accurate in any aspect; or the Shareholder or Zhongmin breach or fail to fulfill any obligation or abide by any covenants and undertakings under this Agreement or any Principal Agreements;

(ii)	any or more of the obligations of the Shareholder or Zhongmin under this Agreement or any of the Principal Agreements are deemed as unlawful or void;

(iii)	the Shareholder are required to repay in advance of the indebtedness it owned to any third party, or the Shareholder are unable to repay its outstanding indebtedness on schedule;

(iv)	any permits, licenses, approvals or authorizations of government agencies that make this Agreement enforceable, legal and effective being revoked, suspended or have material adverse change;

(v)	there is unfavorable change to the Shareholder’s assets, which lead Zhongming to believe that the Shareholder’s capacity for performing its obligations under the terms of this Agreement have been affected;

(vi)	the successor or custodian of Zhongmin can only perform part of or refuse to perform the obligations under the Principal Agreements;

(vii)	any other situation under which Zhongming is unable, or might not be able to exercise its Pledge.

9.2	Upon the occurrence and during the continuance of an Event of Default, Zhongming shall have the right to require the Shareholder to immediately pay any amount payable by Zhongmin under the Principal Agreement, any other due payments and all the direct, indirect and derivative losses and losses of anticipated profits suffered by Zhongming, and Zhongming shall have the right to exercise all such rights as a pledgee under any applicable PRC law, including the Guarantee Law of the People's Republic of China and the Property Law of the People's Republic of China, as in effect from time to time, including without limitations:

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(i)	to sell all or any part of the Pledged Equity Interests at one or more public or private sales upon three (3) days’ written notice to the pledgor, and any such sale or sales may be made for cash, upon credit, or for future delivery;

(ii)	to execute an agreement with the Shareholder to acquire the Pledged Equity Interests based on its monetary value which shall be determined by referencing the market price of the pledged property or another price as agreed between parties.

9.3	The Shareholder and Zhongmin, at the request of Zhongming, shall take all lawful and appropriate actions to secure Zhongming’s exercise of the Pledge right. For the purpose of the foregoing, the Shareholder and Zhongmin shall sign all the documents and materials and carry out all measures and take all actions reasonably required by Zhongming.

9.4	The proceeds from the exercise of the Pledge by the Pledgee shall be used to pay for taxes and expenses incurred as a result of disposing the Equity Interest and to pay the Secured Indebtedness to the Pledgee prior and in preference to any other payment. After the payment of the aforementioned amounts, the remaining balance shall be returned to the Pledgor or any other person who have rights to such balance under applicable laws or be deposited to the local notary public office where the Pledgor resides, with all expenses incurred being borne by the Pledgor. To the extent permitted by applicable PRC laws, the Pledgor shall donate the aforementioned proceeds to the Pledgee or any other person designated by the Pledgee at its sole discretion and without compensation.

10.	Assignment

10.1	Zhongmin and the Shareholder shall not assign any of their respective rights or obligations under this Agreement to any third party without the prior written consent of Zhongming.

10.2	Zhongmin and the Shareholder hereby agree that Zhongming may assign its rights and obligations under this Agreement as Zhongming may decide, at its sole discretion, and such transfer shall only be subject to a written notice sent to Zhongmin and the Shareholder.

11.	Entire Agreement and Amendment to Agreement

11.1	This Agreement and all agreements and/or documents mentioned or included explicitly by this Agreement constitute the complete agreement with respect to the subject matter of this Agreement and shall supersede any and all prior oral agreements, contracts, understandings and communications made by the Parties with respect to the subject matter of this Agreement.

11.2	Any modification of this Agreement shall be made in a written form and shall only become effective upon execution by all Parties of this Agreement. Modifications and supplements to this Agreement duly executed by the Parties shall be parts of this Agreements and shall have the same legal effect as this Agreement.

11.3	In the event that The Stock Exchange of Hong Kong Limited or other supervision and administration institution provides any comments to this Agreement, or upon any changes to the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or relevant requirements where they relate to this Agreement, the Parties shall amend this Agreement accordingly.

12.	Governing Law

This Agreement shall be construed in accordance with and governed by the laws of China.

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13.	Dispute Resolution

Any dispute or claim arising out of or in connection with or relating to this Agreement shall be resolved by the Parties in good faith through negotiations. In case no resolution can be reached by the Parties, such dispute shall be submitted to the Shanghai Arbitration Commission for arbitration in accordance with its rules of arbitration in effect at the time of applying for such arbitration and the place of arbitration shall be in Shanghai. The arbitral tribunal or the arbitrators shall have the authority to award any remedy or relief in accordance with the terms of this Agreement and applicable PRC laws, including provisional and permanent injunctive relief (such as injunctive relief with respect to the conduct of business or to compel the transfer of assets), specific performance of any obligation created hereunder, remedies over the equity interests or land assets of Zhongmin and winding up orders against Zhongmin. The arbitral award shall be final and binding upon all Parties.

To the extent permitted under applicable PRC laws, each of the Parties shall have the right to seek interim injunctive relief or other interim relief from a court of competent jurisdiction in support of the arbitration when formation of the arbitral tribunal is pending or under appropriate circumstances. For this purpose, the Parties agree that, to the extent not against applicable laws, the courts of Hong Kong, the courts of the Cayman Islands, the courts of PRC and the courts of the places where the principal assets of Zhongmin are located, shall all be deemed to have jurisdiction.

14.	Effective Date and Term

14.1	This Agreement shall be signed as of the date first set forth above and shall take effect as of the date when the Pledge is registered in the Shareholder’s register of Zhongmin.

14.2	This Agreement shall remain effective as long as the Pledge exists.

15.	Notices

Notices or other communications required to be given by any party pursuant to this Agreement shall be written in English and Chinese and delivered personally or sent by registered mail or postage prepaid mail or by a recognized courier service or by facsimile transmission to the address of each relevant party as specified by such party from time to time. The date when a notice is deemed to be duly served shall be determined as follows: (a) a notice delivered personally is deemed duly served upon delivery; (b) a notice sent by mail is deemed duly served on the tenth (10th) day after the date when the postage prepaid registered airmail is posted (as evidenced by the postmark), or on the fourth (4th) day after the date when the notice is delivered to an internationally-recognized courier service agency; and (c) a notice sent by facsimile transmission is deemed duly served upon receipt as evidenced by the time shown in the transmission confirmation for the relevant documents.

16.	Severability

If any provision of this Agreement is judged to be invalid or unenforceable because it is inconsistent with applicable laws, such invalidity or unenforceability shall be only with respect to such laws, and the validity, legality and enforceability of the other provisions hereof shall not be affected.

17.	Counterparts

This Agreement shall be executed in three originals by all Parties, with each Party holding one original. All originals shall have the same legal effect. The Agreement may be executed in one or more counterparts.

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18.	Languages

Both Chinese and English versions of this Agreement shall have equal validity. In case of any discrepancy between the English version and the Chinese version, the Chinese version shall prevail.

[Signature Pages Follow]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement on the date appearing at the head hereof.

Shanghai Zhongming Supply Chain Management Co.,Ltd.

Authorized Representative:

Signature:	/s/Shanghai Zhongming Supply Chain Management Co.,Ltd.
Seal: (Seal)

Shanghai Zhongmin Supply Chain Management Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Supply Chain Management Co., Ltd.
Seal: (Seal)

Shanghai Zhongmin Investment and Development Co., Ltd.
Authorized Representative:

Signature:	/s/Shanghai Zhongmin Investment and Development Co., Ltd.
Seal: (Seal)